Bank of America(logo)

                                                 100 North Tryon Street
                                                 Charlotte, NC 28255

                                                 Tel 704.386.5000
Amendment No. 1 (Dated May 4, 1999) to
Pricing Supplement No. 0220 Dated April 19, 1999        Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H

Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                        $  25,000,000.00
Issue Price:                             $        100%(1)
Commission or Discount:     1.800 %      $     450,000.00
Proceeds to Corporation:   98.200 %      $  24,550,000.00

Agent:                   Salomon Smith Barney, as Principal (1)

Original Issue Date:     May 07, 1999

Stated Maturity Date:    May 07, 2014


Cusip #:                 Cusip number for the Notes is corrected to read
                         06050N-AA-3

Form:                    Book-entry only

Interest Rate:           6.750% per annum

Interest Payment Dates:  7th of May and November, commencing November 7, 1999

Discount Note?                                                   No

May the Notes be redeemed by the Corporation prior to maturity?  Yes(See Below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring May 7, 2002 and on any Interest Payment Date occurring in May or November thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 35 calendar days prior notice to the Noteholder and Trustee, as described in the Prospectus Supplement.

May the notes be repaid prior to maturity at the option
of the holder?                                                 No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Salomon Smith Barney.